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                                                                       EXHIBIT A

                              STAR SCIENTIFIC, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 27, 1999, by and among STAR SCIENTIFIC, INC., a Delaware corporation (the "Company"), JONNIE R. WILLIAMS ("Williams"), and PAUL L. PERITO ("Executive").

Recitals

         A. The Company is engaged in the research, development and commercialization of smoking cessation products and reduced-risk smoking products, and the manufacture and sale of discount cigarettes with activated charcoal filters and low TSNA Star-Cured tobacco to be phased in over the next three years.

         B. Williams is a substantial shareholder (actual and/or beneficial), and/or officer and/or director of the Company.

         C. Executive is an attorney and partner in the law firm of Paul, Hastings, Janofsky & Walker, LLP ("PHJW") and Chair of the Washington, D.C., litigation practice of PHJW.

         D. The Company wishes to employ Executive and to have the benefit of his skills and services, and Executive wishes to be employed by the Company, as Executive Vice President, General Counsel and Secretary of the Company, on the terms and subject to the conditions set forth herein.

         E. Executive, as a condition to his resigning his partnership with PHJW and entering into this Agreement requires that Williams pledge 1,500,000 of the Company's shares owned by Williams to secure the payment and performance of the Company's obligations hereunder, and Williams is willing to pledge such shares in order to induce Executive to forgo his partnership and join the senior management of the Company.

Agreement

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Employment and Duties.

                  a. Position. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as Executive Vice President, General Counsel and Secretary of the Company.


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                  b. Duties. Executive agrees to devote his best efforts, and shall have primary responsibility within the Company, to oversee and manage (i) the legal affairs of the Company, including all matters concerning the Company's corporate governance and structure, securities laws and other regulatory compliance, employment laws compliance and counseling, contract negotiation and dispute resolution, and litigation involving the Company, (ii) government relations and lobbying concerning the Company's business and affairs, (iii) public relations concerning the Company's business and affairs, and (iv) such other duties, including management and oversight functions, consistent with the foregoing, assigned to him by the Board of Directors of the Company (the "Board of Directors"). Executive shall perform his duties in a trustworthy, businesslike and loyal manner.

                  c. Authority to Select Counsel and Government and Public Relations Professionals. Executive shall have sole authority, subject only to confirmation and ratification by the Board of Directors, to select all outside counsel, lobbyists and other government relations professionals, and public relations professionals as Executive deems necessary and appropriate in the performance of his duties hereunder.

                  d. Reporting. Executive shall report to the Board of Directors.

                  e. Place of Employment. The Company shall establish and pay all costs associated with an office for Executive as well as for the scientific and regulatory functions of the company, at a location selected by Executive. Executive shall perform the services required by this Agreement at such office except that Executive shall perform the services required by this Agreement at the Company's Petersburg, VA offices at least one day each week.

                  f. Change of Duties. The duties of Executive may be modified from time to time by the mutual consent of the Company and Executive without resulting in a rescission of this Agreement. The mutual written consent of the Company and Executive shall constitute execution of that modification. Notwithstanding any such change, the employment of Executive shall be construed as continuing under this Agreement as so modified.

                  g. Devotion of Time to Company's Business. During the Term of this Agreement (as such term is defined in Section 1.i. hereof), Executive agrees (i) to devote seventy percent (70%) of his entire productive time, ability and attention to the business of the Company during normal working hours, the Company acknowledging and agreeing that Executive may devote up to thirty percent (30%) of his time to his duties as Senior Counsel with PHJW, (ii) not to engage in any other business duties or business pursuits whatsoever, other than as Senior Counsel with PHJW or such other law firm as Executive may become affiliated with in a capacity substantially similar to that of Senior Counsel with PHJW, (iii) whether directly or indirectly, not to render any services of a commercial or professional nature to any individual, trust, partnership, company, corporation, business, organization, group or other entity (each, a "Person"), other than as Senior Counsel with PHJW or such other law firm as Executive may become affiliated with in a capacity substantially similar to that of Senior Counsel with PHJW,



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whether for compensation or otherwise, without the prior written consent of the
Board of Directors, and (iv) whether directly or indirectly, not to acquire, hold or retain more than a one percent (1%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below); provided, however, the expenditure of reasonable amounts of time for litigation support, book project, charitable, professional educational or professional activities or, subject to the foregoing, the making of passive personal investments shall not be deemed a breach of this Agreement or require the prior written consent of the Company if those activities do not materially interfere with the services required of Executive under this Agreement. For purposes of this Agreement, "Affiliates" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

                  h. Executive's Continuing Relationship With PHJW. The Company acknowledges that Executive will continue to have a business relationship with PHJW as Senior Counsel with PHJW or such other law firm as Executive may become affiliated with in a capacity substantially similar to that of Senior Counsel with PHJW, and that in such capacity as Senior Counsel to PHJW, Executive will devote up to thirty percent (30%) of his entire productive time, ability and attention to the business of PHJW and its clients. The Company expressly consents to such continuing business relationship and acknowledges that Executive will be compensated by PHJW for his thirty percent (30%) commitment, none of which compensation will be related to any fees paid by the Company to PHJW for professional services performed by other lawyers and paraprofessionals.

                  i. Term. Unless sooner terminated as provided in Section 4 hereof the term of this Agreement shall commence on June 15, 1999, or such later date Executive actually commences work hereunder by mutual agreement of the parties, and shall continue until June 15, 2002 (the "Initial Term"), and shall be renewable for successive one (1) year terms (each, a "Renewal Term") at the option of the Company. Notice of renewal or, if applicable, the Company's option not to renew, shall be given to Executive in writing at least one hundred twenty
(120) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be. The Initial Term, together with any Renewal Terms shall be referred to in this Agreement as the "Term of this Agreement."

                  j. Observance of Company Rules, Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now or hereafter reasonably establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the Board of Directors of any such apparent conflict of which Executive becomes aware.



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         2.       Compensation.

                  a. Base Salary. During the Term of this Agreement, the Company shall pay to Executive a base salary of Six Hundred Thousand Dollars ($600,000) per year (the "Base Salary"), subject to increase from time to time in the good faith discretion of the Board of Directors, payable in arrears on a monthly or semi-monthly basis in accordance with the Company's standard payroll procedures in effect at the time of payment.

                  b. Signing Bonus. In order to induce Executive to enter into this Agreement and resign his partnership with PHJW, Executive shall be paid a signing bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000) which shall be paid to Executive in four installments as follows: (i) $100,000 shall be paid upon execution and delivery of this Agreement, (ii) $50,000 shall be paid on or before the date one month after the date of this Agreement, (iii) $50,000 shall be paid on or before the date two months after the date of this Agreement, and (iv) the final $50,000 shall be paid on or before the date three months after the date of this Agreement.

                   c. Annual Bonus. In addition to the Base Salary, the Company shall pay to Executive, on or before March 31 of each year, annual bonuses based on the Company's financial performance, and/or the increase in the fair market value of the Company's stock, and/or Executive's performance as follows:

                           i.       For the period April 27, 1999, through
December 31, 1999, the Company shall pay Executive a bonus in an amount to be determined by the Board of Directors but not less than the sum of Two Hundred Fifty Thousand Dollars ($250,000), based upon (A) the performance of the Company as reflected by increases in the Company's stock price during such period, and/or (B) the Company maintaining positive earnings for such period, and/or (C) the performance of Executive during such period.

                           ii. For the period January 1, 2000, through December
31, 2000, the Company shall pay Executive a bonus in an amount to be determined by the Board of Directors but not less than the sum of Two Hundred Fifty Thousand Dollars ($250,000) if either (A) the Company's gross revenues for the year ending December 31, 2000, increase by fifty percent (50%) or more over the year ending December 31, 1999, and/or (B) if the price of the Company's common stock, determined based on the average daily bid price on the NASDAQ for the Company's stock during either (1) the thirty (30) day period ending on December 31, 2000, and/or (2) any ninety (90) day period during the period January 1, 2000, through December 31, 2000, increases by fifty percent (50%) or more over such price for the thirty (30) day period ending on December 31, 1999.

                           iii. For the period January 1, 2001, through December
31, 2001, the Company shall pay Executive a bonus in an amount to be determined by the Board of Directors but not less than the sum of Two Hundred Fifty Thousand Dollars ($250,000) if either (A) the



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Company's gross revenues for the year ending December 31, 2001, increase by twenty-five percent (25%) or more over the year ending December 31, 2000, and/or
(B) if the price of the Company's common stock, determined based on the average daily bid price on the NASDAQ for the Company's stock during either (1) the thirty (30) day period ending on December 31, 2001, and/or (2) any ninety (90) day period during the period January 1, 2001, through December 31, 2001, increases by twenty-five percent (25%) or more over such price for the thirty
(30) day period ending on December 31, 2000.

                           iv. For each calendar year of this Agreement after
December 31, 2001, or partial year if this Agreement terminates prior to the end of such year, the Company shall pay Executive a bonus in an amount to be determined by the Board of Directors but not less than the sum of Two Hundred Fifty Thousand Dollars ($250,000) based upon (A) the performance of the Company as reflected by increases in the Company's stock price during such year, and/or
(B) the Company maintaining positive earnings for such year, and/or (C) the performance of Executive during such year. If this Agreement terminates prior to the end of such a year, then the bonus shall be payable to Executive on the date this Agreement terminates.

                  d. Stock Sale. In order to encourage Executive's contribution to the successful performance of the Company and as additional consideration to induce Executive to resign his Partnership with PHJW, the Company shall sell Two Million shares of the Company's common stock to Executive for One Dollar ($1.00) per share. The purchase price shall be payable by Executive's execution and delivery to the Company of a promissory note (the "Purchase Note"), to be dated as of even date herewith, in the original principal amount of Two Million Dollars ($2,000,000.00), payable to the order of the Company, bearing interest at seven percent (7%) per annum. The Note shall be payable interest only annually in arrears on the anniversary date of the Note with the entire unpaid balance of the Note, if not sooner paid, due and payable in full on the fifth
(5th) anniversary of the date of the Note. The Note shall be non-recourse as to Executive as to accrued interest and as eighty-five percent (85%) of the principal amount of the Note.

                  e. Stock Option.

                           i.  Qualified Stock Option. The parties acknowledge
and agree that, as additional incentive to Executive, Executive shall be granted, immediately upon execution of this Agreement, a qualified stock option (the "Option") to purchase one million (1,000,000) shares of Common Stock of the Company at an exercise price of One and Eleven-Sixteenths Dollars ($1-11/16) per share pursuant to an option agreement on the Company's standard form under its 1998 Stock Option Plan (the "Plan"). Subject to the forfeiture provision and repurchase right of the Company described below, the option agreement shall provide that:

                           ii. Vesting. Upon execution and delivery of this
Agreement, the Option shall be fully vested.



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                           iii.     Termination.  The Option shall immediately
terminate upon the earlier to occur of (A) March 1, 2009, or (B) the effective date of termination of this Agreement by the Company for Cause (as such term in defined in Section 4(c) hereof) or by the Executive without Good Reason (as such term in defined in Section 4(f) hereof).

                           iv.      Accelerated Termination and Forfeiture of
Option; Company Repurchase Right. On the effective date of termination of this Agreement by the Company for Cause under Section 4(c) of this Agreement, or by the Executive under Section 4(e), as the case may be, (A) the Option shall immediately terminate and revert to the Company (including all vested but unexercised shares subject to the Option); and (B) any and all shares issued upon exercise of the Option on or prior to such effective date of termination or date of notice shall be subject to a repurchase right in favor of the Company at a purchase price equal to the exercise price of such shares.

                           v.       Disposition Transaction.  Upon the
occurrence of a Disposition Transaction, as defined below, Executive shall be entitled to receive for each share of common stock then owned by Executive and for each vested but unexercised share subject to the Option, consideration per share of not less than, and payable on the same terms as, the consideration per share received by Francis O'Donnell, Jr., M.D., Williams, and/or Regent Court Technologies, L.L.C., as a result of the Disposition Transaction, and/or to participate on terms no less favorable than terms available to Francis O'Donnell, Jr., M.D., Williams, and/or Regent Court Technologies, L.L.C., in the case of a Deposition Transaction involving issuance by the Company of shares of its stock in an offering pursuant to a registration statement filed with the Securities Exchange Commission. A "Disposition Transaction" shall occur if at any time after the date hereof, the Company, Francis O'Donnell, Jr., M.D., Williams, or Regent Court Technologies, L.L.C., or any combination thereof (1) accepts any offer to purchase thirty percent (30%) or more of the aggregate shares of capital stock of the Company actually or beneficially owned by Francis O'Donnell, Jr., M.D., Williams, and/or Regent Court Technologies, L.L.C., and/or
(2) accepts any offer to purchase shares of the capital stock of the Company constituting at least fifty percent (50%) of all of the then outstanding shares of the Company, and/or (3) accepts any offer to merge or consolidate the Company, or enter into a share exchange, with another corporation or entity, and/or (4) accepts any offer to sell all or substantially all of the assets of the Company, and/or (5) accepts any other offer to enter into a transaction the result of which will be to transfer voting control of the Company to any party other than Francis O'Donnell, Jr., M.D., Williams, and/or Regent Court Technologies, L.L.C., and/or (6) enters into any agreements in connection with, or undertakes, the issuance of shares of the Company's stock in an offering pursuant to a registration statement filed with the Securities Exchange Commission. The Company and Williams each covenant and agree not to enter into any Disposition Transaction that does not expressly recognize and give effect to the terms of this Section 2.e.v.

                  f. Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Executive shall be eligible to participate in such of the Company's equity, compensation and incentive plans as are generally available to any of the management



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executives of the Company, including without limitation any executive and performance bonus or incentive plans.

                  g. Vacation. Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of twenty (20) days annual paid vacation time.

                  h. Directors and Officers Liability Insurance; Professional Liability Insurance. Executive shall be entitled to participation in, and have the benefit of directors and officers liability insurance providing coverage in an amount of less than that provided by the Company for its Chief Executive Officer and/or Chairman of the Board. The Company shall acquire and maintain professional liability insurance for Executive insuring against any claims against Executive arising from his performance of legal services to the Company while acting in his capacity as an officer and employee of the Company.

                  i. Term Life Insurance. The Company shall acquire a term life insurance policy in the amount of $1,500,000 substantially similar to the policy maintained by PHJW with the Perito 1995 Family Trust U/A/D 53195, Robin Crawford Perito, Trustee, as beneficiary thereunder, and shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.

                  j. Disability Insurance. The disability insurance policy maintained by PHJW for Executive providing disability benefits in the amount of $35,000 per month, will be assumed by the Company, or replaced with a substantially similar policy if such policy is not assumable, and the Company shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.

                  k. Automobile. The Company will furnish Executive with an automobile equipped with a car telephone and will reimburse Executive all reasonable costs and expenses relating to Executive's use of such automobile and car telephone, including without limitation, amounts incurred for insurance, gas and general maintenance and repairs.

                  l. Mobile Telephone. Executive shall have use of a wireless mobile telephone of his choice and the Company will be responsible for payment of all business usage charges and all usual operational and maintenance expenses associated with the use by Executive of such telephone.

                  m. Club Dues. The Company shall reimburse Executive for monthly and/or annual dues related to Executives membership in the City Club, Georgetown Club, University Club and Kenwood Golf Club.



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                  n. Outside Counsel for Executive. In order for Executive to have the benefit of counsel independent of PHJW to advise and counsel Executive with respect to the employment issues relating to terms of this Agreement, the Company shall pay the reasonable attorneys' fees and expenses incurred by Executive in connection with such advise and counsel and the drafting and execution of this Agreement.

                  o. Other Benefits. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.

                  i. Withholding. The parties shall comply with all applicable legal withholding requirements in connection with all regular monthly and/or bi-monthly compensation payable to Executive hereunder.

         3.       Expense Reimbursement.

                  a. General Business Expenses. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties hereunder this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

                  b. Professional Educational Expenses and Fees. In addition, the Company shall reimburse Executive for (i) all reasonable expenses incurred for continuing education courses required to maintain Executive's professional status and bar membership as an attorney, and (ii) all reasonable professional fees, licenses, and dues associated with Executive's professional status and bar membership as an attorney.

         4. Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:

                  a. Death. Upon the death of Executive, in which event the Company shall, within thirty (30) days of receiving notice of such death, pay Executive's estate all salary and other compensation hereunder, then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of death. In addition, the Company shall pay Executive's estate, at the time or times otherwise payable under the terms of this Agreement, all salary, benefits, bonuses, and other compensation that would have been payable hereunder by the Company to Executive during the one year period immediately following Executive's death.



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                  b. Disability. Upon the mental or physical Disability (as such term is defined below) of Executive, in which event the Company shall, within thirty (30) days following the determination of Disability, pay Executive all salary then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of determination. In addition, the Company shall pay all salary, benefits, bonuses, and other compensation that would have been payable hereunder by the Company to Executive during the one year period immediately following Executive's disability. For purposes of this Agreement, "Disability" shall mean a physical or mental condition, verified by a physician designated by the Company, which prevents Executive from carrying out one or more of the material aspects of his assigned duties for at least ninety
(90) consecutive days, or for a total of ninety (90) days in any six (6) month period.

                  c. Termination by the Company For Cause. Upon delivery by the Company to Executive of a written notice terminating this Agreement for Cause (as such term is defined below), which notice shall be supported by a reasonably detailed statement of the relevant facts and reasons for termination, in which event the Company shall, within thirty (30) days following such termination, pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses. For purposes of this Agreement, "Cause" shall mean:

                           i. Executive shall have committed an act of
dishonesty, fraud, embezzlement or theft with respect to the property, business or affairs of the Company, in any such event in such a manner as to cause material loss, damage or injury to the Company;

                           ii. Executive shall have materially breached this
Agreement and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Company specifying such breach;

                           iii. Executive shall have been grossly negligent in
the performance of his duties hereunder, intentionally not performed or misperformed any of such duties, or refused to abide by or comply with the directives of the Board of Directors, which action shall have continued for a period of twenty (20) days after receipt of written notice from the Company demanding such action cease or be cured;

                           iv. Executive shall have been found guilty of, or has
plead nolo contendere to, the commission of a felony offense or other crime involving moral turpitude; or

                           v. Executive shall have abused alcohol or drugs
(legal or illegal) that, in the reasonable judgment of the Board of Directors, materially impairs Executive's ability to perform his duties hereunder.

                  d. Termination by the Company Without Cause. Thirty (30) days after delivery by the Company to Executive of a written notice terminating Executive's employment



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under this Agreement for any reason without cause, in which event the Company shall continue to pay Executive all salary, benefits, bonuses and other compensation that would be due hereunder through the end of the Term of this Agreement had the Company not terminated Executive's employment.

                  e. Voluntary Termination by Executive. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for any reason without cause, in which event the Company shall, within thirty (30) days following the effective date of termination, pay Executive all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses.

                  f. Termination by Executive for Good Reason. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for Good Reason (as such term is defined below), in which event the Company shall pay Executive such amounts in such manner as provided for in
Section 4.d. hereof. For purposes of this Agreement, "Good Reason" shall mean:

                           i. The assignment of Executive to any duties
inconsistent with, or any adverse change in, Executive's positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; provided, however, that a change in Executive's positions, duties, responsibilities, functions or status that Executive shall agree to in writing shall not be an event of Good Reason or give rise to termination under this
Section 4.f.;

                           ii. A reduction by the Company of Executive's Base
Salary without his written consent;

                           iii. The failure by the Company to continue in effect
for Executive any material benefit provided herein or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any of such plans or deprive Executive of any fringe benefit enjoyed by Executive; or

                           iv. Any other material breach by the Company of this
Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Executive to the Company.

                  g. Termination by Executive upon Disposition Transaction and/or Certain Change of Management. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement upon (i) the consummation of a Disposition



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Transaction, other than a Disposition Transaction described in Section 2.e.v.(6)
above, entered into prior to the later of June 15, 2000, or the date one year after Executive's actual commencement of employment hereunder, or (ii) a change in the senior management of the Company resulting from the death or disability of Jonnie R. Williams, in which event the Company shall, within thirty (30) days following the effective date of termination, pay Executive the sum of $2,500,000. Although the parties have been advised that 26 U.S.C. 280G is not applicable to any payment that may become due Executive hereunder, if 26 U.S.C. 280G is found to be applicable, then the Company shall pay any tax due by Executive under Section 280G as a result of any payment to Executive under this
Section 4.g.. It is anticipated by the parties that payment that may become due under (ii) above will be funded by one or more policies of life and/or disability insurance to be purchased by the Company prior to June 15, 1999, which provide for a benefit in the amount of $2,500,000 payable to Executive as beneficiary under such policy or policies. In the event the Company purchases such policy or policies by June 15, 1999, and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due under (ii) above; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during the term hereof, then the Company shall be directly and fully obligated to Executive for such payment.

                  h. Effect of Termination; Options. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company under this Section 4 and Executive's obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, (i) upon termination of Executive's employment pursuant to
Section 4.c., all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation the Option, shall, to the extent not then fully vested, immediately terminate and revert to the Company, (ii) upon termination of Executive's employment pursuant to Section 4.e., all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation the Option, shall, remain in full force and effect and shall not be affected by such termination, and (iii) upon termination of Executive's employment pursuant to any other provision of this
Section 4, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation the Option, shall, to the extent not then fully vested, immediately become fully vested.

                  i. No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits and obligations herein shall automatically be deemed to be assigned to the



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surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Executive.

         5.       Restriction on Competition.

                  a. Covenant Not to Compete. During the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Executive shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates within any of the geographic territories in which the Company or any of its Affiliates conducts business, (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person known by Executive to be a customer of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person during and by reason of Executive's employment with the Company, or (iii) endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

                  b. No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Executive shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Executive shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity. In addition, if Executive has no actual knowledge that his actions violate the terms of this Section 5, Executive shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Executive ceases the prohibited actions.

                  c. Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and rensed~to reflect such determination.

                  d. Fair and Reasonable. Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Executive intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

         6.       Confidential Information.

                  a. Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party, other than employees and agents of the Company or persons retained by the Company to represent its interests, any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

                  b. Return of Company Property. In the event of termination of Executive's employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company's prior written consent, and (b) Executive or Executive's personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

         7.       Corporate Opportunities.

                  a. Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company, Executive shall promptly notify the Board of Directors of such opportunity. Executive shall not appropriate for himself or for any other Person other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Executive's duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.

                  b. Failure to Notify. In the event that Executive fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:

                           i. The capacity in which Executive shall have
acquired such opportunity; or

                           ii. The probable success in the hands of the Company
of such opportunity.

         8. Williams Stock Pledge. Williams shall pledge and grant Executive a security interest and lien on 1,500,000 shares of the Company's common stock to secure the full and timely payment and performance of all obligations, agreements, covenants, conditions and liabilities of the Company to Executive arising under this Agreement, such pledge to be evidenced by a pledge agreement in form and substance satisfactory to Executive, which will be prepared and which Williams shall execute and deliver as soon hereafter as is reasonably practical. Williams shall take such actions and shall deliver such stock certificates, stock powers and/or other documents to Harvey B. Cohen, Esquire, to be held as agent of Executive, as reasonably may be necessary to perfect the security interest and lien to be granted in favor of Executive by Williams pursuant to this Section 8.

         9. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other Person. Further, Executive agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any noncompetition agreement, invention, secrecy or other agreement between Executive and such third party that was in existence as of the effective date of this Agreement. To the extent that Executive had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

         10. Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

         11. Assignment: Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

         12. Complete Agreement: Waiver: Amendment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         13. Notice. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement, with copies to counsel as indicated, or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.

         14. Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5(c) above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

         15. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or Executive at law or in equity, the Company or Executive shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

         16. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by
Section 15 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief.

         17. Governing Law. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

         18. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         19. Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          COMPANY:

                                          STAR SCIENTIFIC, INC.

                                          By: /s/ ROBERT J. DELORENZO [SEAL]
                                             -------------------------
                                             Robert J. DeLorenzo, M.D., Ph.D.
                                             Chief Executive Officer

                                          Address for Notices:

                                          16 South Market Street
                                          Petersburg, Virginia 23803
                                          Attention: Mr. Jonnie R. Williams

                                          WILLIAMS:

                                          /s/ JONNIE R. WILLIAMS       [SEAL]
                                          ----------------------------
                                          Jonnie R. Williams

                                          Address for Notices:

                                          ----------------------------

                                          ----------------------------

                                          EXECUTIVE:

                                          /s/ PAUL L. PERITO           [SEAL]
                                          ----------------------------
                                          Paul L. Perito

                                          Address for Notices:

                                          7 Newlands Street
                                          Chevy Chase, Maryland 20815

                                          with a copy to:

                                          Harvey B. Cohen, Esquire
                                          Cohen, Gettings & Dunham, P.C.
                                          2200 Wilson Boulevard, Suite 800
                                          Arlington, Virginia 22201